Camber Energy, Inc. 8-K

Exhibit 3.3

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190287255-41
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 07/03/2019 1:53 PM
	Entity Number C31179-2003

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Camber Energy, Inc. [C31179-2003]

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Louis G. Schott

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

CERTIFICATE OF DESIGNATION

OF

CAMBER ENERGY, INC.

ESTABLISHING THE DESIGNATION, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Camber Energy, Inc., a company organized and existing under the State of Nevada (the “Corporation”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, and pursuant to Section 78.1955 of the NRS, the Board of Directors, by unanimous written consent of all members of the Board of Directors on July 2, 2019, duly adopted a resolution providing for the issuance of a series of one million (1,000,000) shares of Series E Redeemable Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Articles of Incorporation of the Corporation, as amended and Section 78.1955 of the NRS, a series of the preferred stock, par value $0.001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series E Preferred Stock”; and

FURTHER RESOLVED, that the Series E Preferred Stock shall consist of one million (1,000,000) shares; and

FURTHER RESOLVED, that the Series E Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designation (the “Designation” or the “Certificate of Designation”):

1.             Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

1.1           “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any governmental authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such governmental authority), as interpreted and enforced at the time in question, including, but not limited to the NRS.

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1.2           “Approval Date” means the later of (a) the first Business Day after the date that all of the requirements of Shareholder Approval are met; and (b) the Business Day that the Corporation has affected a reverse stock split of its outstanding Common Stock subsequent to the Shareholder Approval, to the extent such reverse stock split is deemed necessary by a Majority In Interest in writing prior to the date of Shareholder Approval.

1.3           “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the City of Houston, Texas.

1.4           “Change of Control” means (i) the completion by the Corporation or Lineal of a plan of merger or consolidation with any other Person as a result of which the holders of the voting capital stock of the Corporation and/or Lineal, as a group, would receive less than 50% of the voting capital stock of the surviving or resulting corporation or entity; (ii) the closing of a transaction involving the Corporation or Lineal providing for the sale or transfer of substantially all the assets of the Corporation or Lineal; or (iii) the acquisition of beneficial ownership of more than 50% of the Corporation’s or Lineal’s voting capital stock by any Person within the meaning of Rule 13d-3 under the Exchange Act (other than the Corporation or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation as of or immediately following the Closing Date). Notwithstanding the above, neither the initial issuance of the Series E Preferred Stock or Series F Preferred Stock, nor any changes to the terms thereof which shall occur as a result of the Shareholder Approval, shall constitute a Change of Control.

1.5           “Closing Date” means the Closing Date as defined in the Plan of Merger.

1.6           “Common Stock” means the common stock, $0.001 par value per share of the Corporation.

1.7           “Conversion Percentage Reset Date” means the date that any Conversion Percentage Reset Event occurs.

1.8           “Conversion Percentage Reset Event” shall mean that (a) the 30-day average trading price of the Common Stock, as calculated pursuant to applicable NYSE American rules and requirements, is below $0.20 per share (which value is not subject to adjustment in connection with any Recapitalizations) as of any applicable date of determination; or (b) the Corporation’s Common Stock is delisted from the NYSE American.

1.9           “Conversion Percentage” means 67%, unless (i) a Conversion Percentage Reset Event occurs within the first 90 days following the Approval Date; or (ii) there is a NYSE American Listing Failure, in which case of the occurrence of an event or events described in (i) or (ii), the Conversion Percentage shall mean 77.5%.

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1.10         “Conversion Rate” shall equal (i) (a) the Conversion Percentage; multiplied by, (b) the Fully-Diluted Shares, on the Approval Date, divided by (ii) the total number of Original Series E Preferred Stock Shares, (iii) rounded to the nearest hundred thousandths place (X.XXXXX). The total number of Fully-Diluted Shares and total number of Original Series E Preferred Stock Shares shall be set as of, and shall not change after, the Approval Date, provided that the Conversion Percentage may change on a Conversion Percentage Reset Date, provided further that such change shall not be retroactive to the Original Issue Date, but shall only apply from such Conversion Percentage Reset Date forward.

1.11         “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into, exercisable or exchangeable for Common Stock, except for Preferred Stock of the Corporation and excluding Options.

1.12         “Corporation” has the meaning given to such term in the introductory paragraph hereof.

1.13         “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock (or securities convertible into Common Stock) issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right or obligation of said repurchase, (ii) repurchases of Common Stock (or securities convertible into Common Stock) issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) other repurchases and redemptions allowed pursuant to the terms of this Designation and/or the designation of the Series F Preferred Stock, or (iv) any other repurchases or redemptions of capital stock of the Corporation approved by a Majority In Interest.

1.14         “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.15         “Fully-Diluted Shares” means, with respect to any date of determination, the aggregate of (A) the total number of shares of Common Stock outstanding as of such date (including for the avoidance of doubt the total number of Common Stock equivalents as of such date to which any stock appreciation rights, phantom stock rights or other rights with equity or profit participation features relates), (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all Options outstanding as of such date of exercise, without, for the purposes of such aggregate calculation, taking into account the number of shares of Common Stock into which the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock could be converted, divided by 0.0667.

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1.16         “Holder” shall mean the person or entity in which the Series E Preferred Stock is registered on the books of the Corporation, which shall initially be the person or entity which such Series E Preferred Stock is issued to, and shall thereafter be permitted and legal assigns which the Corporation is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Corporation and to whom such Preferred Stock Shares are legally transferred.

1.17         “Junior Securities” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Corporation other than the Series D Preferred Stock and the Series F Preferred Stock in existence on or established after the Original Issue Date, unless a Majority In Interest has approved the issuance of such after established preferred stock.

1.18        “Lineal” means Lineal Star Holdings, LLC a Delaware limited liability company.

1.19         “Lineal Membership Interests” means any common share or preferred share of Lineal.

1.20         “Lineal Company Agreement” means the Limited Liability Company Agreement of Lineal dated July 23, 2018, as such may be amended from time to time subject to the Holders’ rights set forth in Section 7.1(j) hereof.

1.21         “Lineal Transaction” means an acquisition by Lineal of assets or securities which results in the Corporation, immediately after such acquisition, being able to meet the initial listing requirements of the NYSE American.

1.22         “Liquidation Preference” means the greater of Original Issue Price per share and the amount of cash that would have been received had such share of Series E Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event based on the Conversion Rate, provided that in the event the Approval Date has not yet occurred, the reference to “Approval Date” in the definition of Conversion Rate shall be substituted by the date of liquidation.

1.23         “Majority In Interest” means Holders holding a majority of the then aggregate shares of Series E Preferred Stock issued and outstanding.

1.24         “Material Asset Transfer” means (i) the sale, license, distribution or transfer, of more than 20% of the assets of (a) the Corporation; or (b) Lineal, in a single transaction or a series of related transactions, other than in a transaction whereby such assets are transferred to a direct or indirect wholly-owned subsidiary of the Corporation; (ii) the merger, consolidation or reorganization of the Corporation or Lineal with another corporation, partnership or other entity and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities of the surviving or resulting corporation, partnership or other entity shall be owned in the aggregate by the shareholders of the Corporation (as to the Corporation) or the Corporation (as to Lineal), as determined immediately prior to the consummation of such merger, consolidation or reorganization.

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1.25         “Merger Sub” means Camber Energy Merger Sub 2, Inc., a Delaware corporation.

1.26         “NYSE American Listing Failure” means the failure of the Corporation, on the date that the Corporation’s shareholders have approved the transactions contemplated by the Plan of Merger and the issuance of shares of Common Stock upon the Conversion of the Series E Preferred Stock as provided herein, or the first Business Day immediately following such date, to meet the listing standards for the listing of the Corporation’s Common Stock on the NYSE American.

1.27         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, but shall not include Preferred Stock.

1.28         “Original Issue Date” means the date of issuance of the Series E Preferred Stock pursuant to the terms of the Plan of Merger.

1.29         “Original Issue Price” $2,000 per share (as appropriately adjusted for any Recapitalizations).

1.30         “Original Series E Preferred Stock Shares” shall mean the one million (1,000,000) shares of Series E Preferred Stock issued on the Original Issue Date.

1.31         “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group.

1.32         “Plan of Merger” means that certain Agreement and Plan of Merger by and between the Corporation, Merger Sub, Lineal and the Lineal members parties thereto, dated on or around July 8, 2019, as amended from time to time.

1.33         “Pari Passu Securities” means the Corporation’s Series D Preferred Stock.

1.34         “Post-Shareholder Approval Shares” means 76.0% of the Total Voting Shares of the Corporation on the Approval Date, immediately following the Shareholder Approval, not including the voting rights of the Series E Preferred Stock, and rounded up to the nearest whole share.

1.35         “Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series E Preferred Stock shares.

1.36         “Preferred Stock” means designated shares of preferred stock, $0.001 par value per share of the Corporation, including the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

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1.37         “Pre-Shareholder Approval Shares” means 18.9% of the total number of shares of Common Stock issued and outstanding on the date the Plan of Merger is agreed to by the parties thereto.

1.38         “Principal Market” means initially the NYSE American, and shall also include the NASDAQ Capital Market, New York Stock Exchange, the NASDAQ National Market, the OTCQB Market, the OTCQX Market, or the OTC Pink Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

1.39         “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 5.1 through 5.3.

1.40         “Redemption Date” means November 22, 2019, or if a Lineal Transaction has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by the Corporation and a Majority In Interest.

1.41         “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)): “The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.”

1.42         “SEC” means the Securities and Exchange Commission.

1.43         “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.44         “Senior Securities” means (a) the Corporation’s Series F Preferred Stock; (b) the Corporation’s capital leases as may be in place from time to time; and (c) any other senior debt or other security holders of the Corporation, including certain banks and/or institutions, which hold security interests over the Corporation’s assets as of the Closing Date, or which the Corporation may agree in the future to provide priority security interests to, which shall require the approval and/or consent of a Majority In Interest.

1.45         “Series C Preferred Stock” means the Corporation’s Series C Redeemable Preferred Stock.

1.46         “Series D Preferred Stock” means the Corporation’s Series D Convertible Preferred Stock.

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1.47         “Series F Preferred Stock” means the Corporation’s Series F Redeemable Convertible Preferred Stock.

1.48         “Shareholder Approval” means (i) the approval by the shareholders of the Corporation, as required pursuant to applicable rules and regulations of the NYSE American, of (a) the transactions contemplated by the Plan of Merger; and (b) the issuance of shares of Common Stock upon the Conversion of the Series E Preferred Stock as provided herein; (ii) approval by the NYSE American of the supplemental listing application submitted by the Corporation with respect to the Conversions for the amount of Common Stock then issuable upon conversion of the Series E Preferred Stock (subject to any limitations imposed by the NYSE American); and (iii) such other terms and conditions hereof or the Plan of Merger as may be required to be approved by the NYSE American or the SEC.

1.49         “Shareholders Agreement” means that shareholders agreement entered into on the date hereof, by and among the Corporation, Lineal and the Holders.

1.50         “Total Voting Shares” means the total number of votes which outstanding securities of the Corporation are eligible to cast at any meeting of shareholders of the Corporation.

1.51         “Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series E Preferred Stock, but at the option of the Corporation from time to time, may also mean any successor transfer agent which the Corporation may use for its Series E Preferred Stock, including, but not limited to ClearTrust, LLC.

1.52         “Voting Shares” means (i) (a) the Pre-Shareholder Approval Shares, prior to the Approval Date; and (b) the Post-Shareholder Approval Shares, subsequent to the Approval Date, divided by (ii) the total number of Original Series E Preferred Stock Shares, and (iii) rounded down to the nearest whole share prior to the Approval Date and rounded up to the nearest whole share subsequent to the Approval Date.

2.             Dividends.

2.1           Dividends in General. The Series E Preferred Stock shall not accrue any dividends, provided that, subject to the rights of the holders, if any, of any shares of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock or other securities senior to or pari passu with, the Series E Preferred Stock, the Holders shall, as holders of Series E Preferred Stock, be entitled to such dividends paid and Distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series E Preferred Stock into Common Stock at the Conversion Rate (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and Distributions. Payments under the preceding sentence shall be made concurrently with the dividend or Distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event (as hereinafter defined) and the payment in full to a Holder of its applicable Liquidation Preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. No Distributions shall be made with respect to the Common Stock until all past due, if any, and/or declared dividends on the Series E Preferred Stock have been paid or set aside for payment to the Holders. Notwithstanding the foregoing, the Holders shall have no right of participation in connection with dividends or Distributions made to the Common Stock shareholders consisting solely of shares of Common Stock.

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2.2           Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2.3           Other Distributions. Subject to the terms of this Certificate of Designation, and to the fullest extent permitted by the NRS, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

3.             Liquidation Rights.

3.1           Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the holders of Series E Preferred Stock shall be entitled to receive prior to the holders of the Corporation’s Junior Securities, except in the case of the Series C Preferred Stock, which is junior in ranking only to the first Distributions up until the Original Issue Price per share, and then is entitled to pari passu ranking, and pro rata with the holders of the Corporation’s Pari Passu Securities, but not prior to any holders of the Corporation’s Senior Securities, which holders of the Senior Securities shall have priority to the Distribution of any assets of the Corporation, an amount per share for each share of Series E Preferred Stock held by them equal to the Liquidation Preference. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (i.e., after payment of the Corporation’s liabilities and payment to any holders of the Corporation’s Senior Securities) are insufficient to permit the payment to such holders of the full amounts specified in this Section then the entire assets of the Corporation legally available for distribution shall be distributed pro rata among the holders of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section and Applicable Law.

3.2           Remaining Assets. After the payment to the Holders of Series E Preferred Stock holders of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Junior Securities in proportion to the number of shares of Junior Securities held by them.

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3.3           Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4.             Conversion. The Holders of the Series E Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1           Conversion. Each share of Series E Preferred Stock shall be convertible, at the option of the Holder thereof (a “Conversion”), at any time following the Approval Date, at the office of the Corporation or any Transfer Agent for the Series E Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by multiplying the Series E Preferred Stock shares desired to be converted, by the then Conversion Rate (such shares of Common Stock issuable upon a Conversion, the “Conversion Shares”). In order to effectuate the Conversion under this Section 4.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than one (1) Business Day from the date the Notice of Conversion is actually received by the Corporation.

4.2           Mechanics of Conversion. In order to effect a Conversion, a Holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (or in the discretion of the Corporation, with notice to the Holder, the Transfer Agent)(Attn: Louis Schott, Chief Executive Officer, 1415 Louisiana, Suite 3500 Houston, Texas 77002, Email: louisgschott@gmail.com, or such other address as the Corporation shall notify the Holders of at least ten (10) Business Days prior to the effective date of such change in record address). Upon receipt by the Corporation (or the Transfer Agent) of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation (or the Transfer Agent) shall within one (1) Business Day send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation (or the Transfer Agent) regarding the Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation (or the Transfer Agent) at the address listed above within three (3) Business Days of delivering the fully executed Notice of Conversion. The Corporation (or the Transfer Agent) shall not be obligated to issue shares of Common Stock upon a Conversion unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 12 below have been previously received by the Corporation or its Transfer Agent. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever reasonable documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation (or the Transfer Agent) within three (3) Business Days of delivering the Notice of Conversion. Unless the Conversion Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation (or the Transfer Agent) in its sole and reasonable discretion, such shares shall be issued as Restricted Shares. Notwithstanding the above, if requested by the Holder, the Corporation shall cause its counsel at the Corporation’s expense to issue any necessary legal opinion (to the extent lawful) in order to permit sales of the Common Stock pursuant to Rule 144 under the Securities Act or under another applicable exemption from the registration requirements; provided that (i) an exemption under Rule 144 under the Securities Act or another applicable exemption from the registration requirements is available with respect to such shares, and (ii) the Holder provides the Corporation and the legal counsel providing the necessary opinion with such representations and other related information reasonably requested in order for such legal counsel to issue the legal opinion.

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(a)            Delivery of Common Stock upon Conversion. Upon the receipt of a Notice of Conversion and the other required materials described above, the Corporation (itself, or through its Transfer Agent) shall, no later than the second (2nd) Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the Holder within the period described in Section 4.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Conversion Shares and (y) a certificate representing the number of shares of Series E Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon Conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon Conversion in lieu of delivering such shares by way of DTC Transfer.

(b)           Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 12 below), by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion. Provided that if the Notice of Conversion only relates to the conversion of accrued Dividends, the Holder shall not be required to provide the Corporation any Preferred Stock Certificates.

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4.3           Fractional Shares. If any Conversion of Series E Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series E Preferred Stock being converted pursuant to the Conversion), such fractional share shall be payable in cash based upon the market value of the Common Stock on the Principal Market prior to the date of Conversion and the number of shares of Common Stock issuable upon Conversion of the Series E Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

4.4           Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series E Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series E Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

4.5           No Charge or Payment. The issuance of certificates for shares of Common Stock upon Conversion of the Series E Preferred Stock pursuant to Section 4 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof.

4.6           No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of any securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the Holders of Series E Preferred Stock against impairment. Subject to the above noted limitation, nothing in this Section 4.6 shall prohibit the Corporation from amending its Articles of Incorporation, as amended, subject to any restrictions set forth herein, with the requisite consent of its shareholders and the Board of Directors.

4.7           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the Conversion of the shares of the Series E Preferred Stock, such number of its shares of Common Stock as equals the number of shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all then outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all then outstanding shares of the Series E Preferred Stock, the Corporation shall use best efforts to take such corporate action as necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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5.             Adjustments For Recapitalizations.

5.1           Equitable Adjustments For Recapitalizations. The (a) Liquidation Preference, the Original Issue Price, and the Voting Rights (the “Preferred Stock Adjustable Provisions”); (b) the Conversion Rate (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization; or (ii) the Board of Directors of the Corporation determine in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations (collectively Sections (c)(i) and (ii), the “Other Equitable Adjustable Provisions”), shall each be subject to equitable adjustment as provided in Sections 5.2 through 5.4, below, as determined by the Board of Directors in their sole and reasonable discretion.

5.2           Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series E Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series E Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted.

5.3           Adjustments for Subdivisions or Combinations of Series E Preferred Stock. In the event the outstanding shares of Series E Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series E Preferred Stock, the applicable Preferred Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Series E Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series E Preferred Stock, the applicable Preferred Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted; provided, however, that the result of any concurrent adjustment in the Common Stock (as provided under Section 5.2) and the Series E Preferred Stock (as provided under Section 5.3) shall only be to affect the equitable adjustable provisions hereof once.

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5.4           Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above, if the Common Stock issuable upon Conversion of the Series E Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series E Preferred Stock shall have the right thereafter to convert such shares of Series E Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon Conversion of such Series E Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

5.5           Other Adjustments. Subject to the prior written consent of a Majority In Interest, the Board of Directors of the Corporation may adjust equitably, and shall have the right to adjust equitably, any or all of the Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors of the Corporation determine in their reasonable good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

5.6           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series E Preferred Stock.

6.           Voting; Director Appointment Rights.

6.1           Class Voting. Except as otherwise expressly provided in Section 6.4, Section 7, subsection (iv) of the definition of Distribution, or as required by law, the Holders of Series E Preferred Stock and the holders of Common Stock shall vote together as a single class and not as separate classes.

6.2           No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

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6.3           Series E Preferred Stock. Each outstanding share of Series E Preferred Stock shall be entitled to vote a number of voting shares equal to the Voting Shares on all shareholder matters to come before the shareholders of the Corporation (whether at a meeting of the shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise) (the “Voting Rights”); provided that the Voting Rights shall not apply, and the Holders shall not be allowed to vote on, the Shareholder Approval. Each Holder of outstanding shares of Series E Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. Notwithstanding the above provisions of Section 6.3, until or unless Shareholder Approval is received, and except as otherwise provided in Section 6.4, below, the Series E Preferred Stock shall have the right to vote for only the Camber Preferred Stock Director in any shareholder vote on the election of directors to the Board of Directors of the Corporation. Upon receipt of Shareholder Approval, the Series E Preferred Stock shall have the voting rights set forth in Section 6.4, below, and shall be able to vote together with the holders of the Common Stock for the appointment of all non-Camber Preferred Stock Directors on the Board of Directors of the Corporation. In no event shall the total number of Voting Shares eligible to be cast by the Holders of the Series E Preferred Stock exceed the Pre-Shareholder Approval Shares prior to the Approval Date.

6.4           Corporation Board of Directors Appointment Rights.

(a)            For so long as the Series E Preferred Stock shares then outstanding have the right to vote 5% of more of the Corporation’s total voting shares on any shareholder matters (as provided in Section 6.3, above)(the “Preferred Stock Appointment Requirement”), at any meeting of shareholders of the Corporation and/or in any consent to action without a meeting of shareholders, whereby the shareholders are provided the right to vote on the election of members of the Board of Directors and/or appoint members to the Board of Directors (each an “Election Meeting or Consent”), the Holders shall have the exclusive right to nominate, appoint, and elect one (1) member of the Corporation’s Board of Directors following the Director Increase (defined below)(each such member elected by a Majority In Interest, pursuant to this Section 6.4, the “Camber Preferred Stock Director”). The Corporation’s Board of Directors shall provide the Holders notice at least fifteen (15) days prior to the date that any proxy statement or information statement relating to an Election Meeting or Consent is mailed to shareholders (the “Mailing Date”), and the Holders, by action of a Majority In Interest, shall notify the Corporation of its Camber Preferred Stock Director at least ten (10) days prior to such Mailing Date in writing (which may be via email), together with such information regarding such nominee as may be required to be provided in any proxy statement or information statement and/or which may be reasonably requested by the Corporation in order to determine the competency of such individual to serve on the Board of Directors.

(b)           On or before the Original Issue Date, the Corporation shall take action to increase the number of members of its Board of Directors from three (3) to four (4) members (the “Director Increase”).

(c)            A Camber Preferred Stock Director may be removed at any time as a director on the Board of Directors of the Corporation (with or without cause) upon, and only upon, the written request of a Majority In Interest. In the event that a vacancy is created on the Corporation’s Board of Directors at any time due to the death, disability, retirement, resignation or removal of a Camber Preferred Stock Director, then a Majority In Interest shall have the right to designate an individual to fill such vacancy. In the event that a Majority In Interest shall fail to designate in writing a representative to fill the vacant Camber Preferred Stock Director seat on the Board of Directors, and such Board seat shall remain vacant until such time as a Majority In Interest elects an individual to fill such seat in accordance with this Section 6.4, and during any period where such seat remains vacant, the Board of Directors nonetheless shall be deemed duly constituted.

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(d)            The initial Camber Preferred Stock Director shall be designated and appointed immediately following the Original Issuance Date. The Camber Preferred Stock Director may be appointed by the Board of Directors to serve on committees of the Corporation’s Board of Directors, subject to the determination of the non-Camber Preferred Stock Directors of the Corporation’s Board of Directors that such Camber Preferred Stock Directors are independent for the purposes of the Principal Market and SEC rules and requirements, as applicable and as required.

(e)            The right to appoint a Camber Preferred Stock Director as provided in this Section 6.4 shall terminate on the date that the Preferred Stock Appointment Requirements are no longer met, and any Camber Preferred Stock Directors shall promptly resign thereafter at the request of the non-Camber Preferred Stock Directors.

6.5           Lineal Board of Directors Appointment Rights.

(a)            For so long as the Preferred Stock Appointment Requirements are met, and subject to the Shareholders Agreement, at any time Camber is naming members of Lineal’s managers (defined in Lineal’s organizational documents as the Board of Directors) and/or at any time via a written consent of a Majority In Interest, (i) prior to Shareholder Approval, the Holders shall have the exclusive right to nominate, appoint, and elect two (2) members of Lineal’s Board of Directors; and (ii) subsequent to Shareholder Approval, the Holders shall have the exclusive right to nominate, appoint, and elect one (1) member of Lineal’s Board of Directors (each such member elected by a Majority In Interest, pursuant to this Section 6.5(a), a “Lineal Preferred Stock Director”).

(b)           A Lineal Preferred Stock Director may be removed at any time as a director on the Lineal Board of Directors (with or without cause) upon, and only upon, the written request of a Majority In Interest. In the event that a vacancy is created on the Lineal Board of Directors at any time due to the death, disability, retirement, resignation or removal of a Lineal Preferred Stock Director, then a Majority In Interest shall have the right to designate an individual to fill such vacancy. In the event that a Majority In Interest shall fail to designate in writing a representative to fill the vacant Lineal Preferred Stock Director seat on Lineal’s Board of Directors, and such Board seat shall remain vacant until such time as a Majority In Interest elects an individual to fill such seat in accordance with this Section 6.5, and during any period where such seat remains vacant, Lineal’s Board of Directors nonetheless shall be deemed duly constituted.

(c)            The initial Lineal Preferred Stock Directors shall be designated and appointed immediately following the Original Issuance Date, and may, in the discretion of Lineal’s Board of Directors, be appointed to Lineal’s Board of Directors by Lineal’s Board of Directors.

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(d)          The right to appoint Lineal Preferred Stock Directors as provided in this Section 6.5 shall terminate on the date that the Preferred Stock Appointment Requirements are no longer met, and any Lineal Preferred Stock Directors shall promptly resign thereafter at the request of the non-Lineal Preferred Stock Directors.

(e)          Unless otherwise approved by a Majority In Interest, the Board of Directors of Lineal shall have no more than three (3) members.

6.6           Camber Chief Operating Officer Appointment Rights. For so long as the Series E Preferred Stock shares then outstanding have the right to vote 5% or more of the Corporation’s total voting shares on any shareholder matters (as provided in Section 6.3, above), a Majority In Interest shall have the right, from time to time, by written notice to the Board of Directors of the Corporation, to nominate an individual to serve as the Chief Operating Officer of the Corporation (“COO”). Following such nomination, the Board of Directors of the Corporation shall appoint such person as the COO of the Corporation, unless the Board of Directors of the Corporation, acting reasonably, and pursuant to their fiduciary duties, believes that such individual should not be appointed as COO of the Corporation (a “Nomination Rejection”). The Holders of the Series E Preferred Stock, acting with the approval of a Majority In Interest shall have the right to nominate another individual to serve as COO of the Corporation, after any Nomination Rejection. Once appointed as COO pursuant to this Section 6.6, such individual shall continue to serve as COO until such time as a new COO shall be nominated by a Majority In Interest pursuant to this Section 6.6, or such person’s earlier death or resignation or the removal of any such persons for cause or good reason in the reasonable determination of the Board of Directors of the Corporation, after which time the Holders shall have the right to appoint a new COO pursuant to the terms and conditions of this Section 6.6.

6.7           Lineal Officer Appointment Rights. For so long as the Series E Preferred Stock shares then outstanding have the right to vote 5% of more of the Corporation’s total voting shares on any shareholder matters (as provided in Section 6.3, above), a Majority In Interest shall have the right, from time to time, by written notice to the Board of Directors of the Corporation, to nominate individuals to serve as the executive officers of Lineal. Following such nomination, Lineal’s Board of Directors shall appoint such persons as executive officers of Lineal, unless Lineal’s Board of Directors, acting reasonably, and pursuant to their fiduciary duties, believes that such individuals (or any one or more of such individuals) should not be appointed as executive officers of Lineal (a “Lineal Nomination Rejection”). The Holders of the Series E Preferred Stock, acting with the approval of a Majority In Interest shall have the right to nominate other individuals to serve as officers of Lineal after any Lineal Nomination Rejection. Once appointed as executive officers, such individuals shall continue to serve as executive officers of Lineal until such time as new executive officers shall be nominated by a Majority In Interest pursuant to this Section 6.7, or such persons earlier death or resignation, or the removal of any such persons for cause or good reason in the reasonable determination of Lineal’s Board of Directors, after which time the Holders shall have the right to appoint new officers pursuant to the terms and conditions of this Section 6.7.

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6.8           Appointment Conditions. Notwithstanding the provisions of Sections 6.4 through 6.7 above, no person shall be required to be nominated as, or appointed as, an officer or director of the Corporation or Lineal, if such person would not be qualified under any applicable law to serve as an officer or director of the Corporation or Lineal, as applicable, as determined in the reasonable discretion of the Board of Directors of the Corporation or Lineal, as applicable (which determination shall set forth in writing reasonable grounds for such determination).

7.             Protective Provisions.

7.1           General Protective Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence (subject to the terms, conditions and approval requirements of the Holders (where applicable), set forth in this Designation), so long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of the holders of a Majority In Interest:

(a)            Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series E Preferred Stock;

(b)            Re-issue any shares of Series E Preferred Stock redeemed pursuant to the terms of this Designation;

(c)            Effect an exchange, reclassification, or cancellation of all or a part of the Series E Preferred Stock;

(d)            Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series E Preferred Stock;

(e)            Issue any shares of Series E Preferred Stock other than pursuant to the Plan of Merger;

(f)             Alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock as to affect adversely the Holders of the Series E Preferred Stock;

(g)           Alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock so as to affect adversely the shares of such series;

(h)            Enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

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(i)            Enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of Lineal’s property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(j)            Amend the Lineal Company Agreement, except as contemplated in the Plan of Merger; or

(k)           Enter into any material transaction outside of the ordinary course of business of the Corporation.

7.2           Material Transaction Protective Provisions. Subject to the rights of any series of Preferred Stock which may from time to time come into existence (subject to the terms, conditions and approval requirements of the Holders (where applicable), set forth in this Designation), until the earlier of (a) the fifth (5th) anniversary of the Closing Date; and (b) the date that 5% or less of the Original Series E Preferred Stock Shares are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of the Holders of a Majority In Interest affect any Material Asset Transfer or Change of Control.

7.3           Securities Issuance Protective Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence (subject to the terms, conditions and approval requirements of the Holders (where applicable), set forth in this Designation), until the earlier of (a) the fifth (5th) anniversary of the Closing Date; (b) the date that 5% or less of the Original Series E Preferred Stock Shares are outstanding; and (c) the Shareholder Approval, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of the Holders of a Majority In Interest:

(a)           issue any shares of Preferred Stock, other than as contemplated by the Plan of Merger

(b)          issue any Lineal Membership Interests; or

(c)           issue any shares of Common Stock or Convertible Securities, except for:

(i)             shares of Common Stock issued upon conversion of the Series F Preferred Stock;

(ii)            shares of Common Stock issued upon conversion of the Series C Preferred Stock and Series D Preferred Stock, or as otherwise provided for in the Certificate of Designations of the Series C Preferred Stock and Series D Preferred Stock;

(iii)           shares of Series D Preferred Stock pursuant to that Series C Settlement Agreement (as defined in the Plan of Merger);

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(iv)           shares of Common Stock issuable pursuant to the terms of agreements or understandings which were in place as of the Original Issue Date, and which have not been amended, modified or revised after such Original Issue Date, except to make such terms more favorable to the Corporation; and

(v)           shares of Common Stock issuable upon the exercise of Options or upon the conversion or exchange of Convertible Securities, outstanding as of the Original Issue Date, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security as was in effect as of the Original Issue Date, except to the extent such terms are amended or revised to make such terms more favorable to the Corporation.

8.             Redemption Rights.

8.1           Optional Redemption. The Holders, with the consent of a Majority In Interest, shall have the option, exercisable from time to time after the Redemption Date, provided that the Shareholder Approval has not been received by such Redemption Date, to require that the Corporation redeem each share desired to be redeemed by such Majority In Interest, of the outstanding Series E Preferred Stock (a “Redemption” and the “Redemption Rights”), for one Lineal Common Share. Specifically, each Holder shall have that number of shares of Series E Preferred Stock subject to a Redemption redeemed by the Corporation in consideration for that number of Lineal Common Shares (the “Redemption Shares”). Notwithstanding the above, no Redemption shall be completed by the Corporation unless such Redemption (together with each required Series F Redemption (defined below)) complies with, and any and all Redemptions provided for hereunder, shall be subject to the requirements of Applicable Law and specifically, the rules and regulations of the NRS, Chapter 78 – Private Corporations, as such relate to the Corporation’s ability to redeem the Series E Preferred Stock (collectively, the “Redemption Law Requirements”). The Redemption Shares will be Restricted Shares.

(a)            The Corporation shall redeem Series E Preferred Stock pro rata between all Holders of Series E Preferred Stock upon an exercise by the Holders of the Redemption Rights.

(b)           No Redemption shall be required to be affected by the Corporation unless a pro rata redemption of the Series F Preferred Stock is also affected (and also allowed pursuant to the Redemption Law Requirements) pursuant to the provisions of Section 8.2 of the designation of the Corporation’s Series F Preferred Stock, as such designation and rights may be amended from time to time (a “Series F Redemption”).

(c)            To exercise the Redemption Right, a Holder (or representative of a Holder), designated by a Majority In Interest, shall deliver to the Corporation an irrevocable written notice (a “Redemption Notice”), indicating the Holders’ exercise of the Redemption Rights and providing documentation of the approval of such exercise by a Majority In Interest. The vote or consent of a Majority In Interest to exercise the Redemption Rights shall be treated as an exercise of the Redemption Rights by each Holder of Series E Preferred Stock, even if all Holders did not approve or consent to such exercise.

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(d)            Upon receipt of the Redemption Notice, and subject to the Redemption Law Requirements, the Corporation shall notify the Holders promptly upon receipt of the Redemption Notice of the date which the Corporation intends to affect the Redemption, which date may not be more than thirty days from the date the Redemption Notice is received by the Corporation (as applicable, the “Redemption Time”), or, if applicable, the fact that the Redemption Law Requirements prohibit such Redemption.

(e)            In the event the Corporation is prohibited from completing a Redemption requested in any Redemption Notice as a result of the Redemption Law Requirements, as determined in the reasonable determination of the Board of Directors of the Corporation and its counsel, the Series E Preferred Stock held by the Holders shall be Redeemed up to an amount of lawfully available funds, and the Redemption Notice shall be deemed automatically modified and reduced to only provide for the Redemption of such number of shares of Series E Preferred Stock, if any, which are legally able to be redeemed pursuant to the Redemption Law Requirements. Thereafter, the Corporation shall promptly advise the Holders in writing if additional funds becoming available for future Redemptions, subject in all cases to the Redemption Law Requirements.

(f)             In the event the Shareholder Approval has been received by the Redemption Date, the Redemption Rights set forth in this Section 8 shall be deemed terminated for all purposes and the Holders shall have no right to redeem such Series E Preferred Stock.

8.2           Effect of Redemption. The payment by the Corporation to each applicable Holder (at each such Holder’s address of record) (or if the Holder fails to deliver the Preferred Stock Certificates and/or Lost Certificate Materials required to be delivered as discussed below in connection with such Redemption, upon the Corporation setting aside such Redemption Shares in trust for the benefit of the Holder) of the Redemption Shares (as applicable, a “Redemption Delivery”) in connection with a Redemption, and effective as of the Redemption Date (provided that the Redemption Shares are transferred in full on such Redemption Date), shall fully discharge the Corporation from any and all further obligations under the Series E Preferred Stock shares redeemed and shall automatically, and without any required action by the Corporation or the Holder or his, her or its assigns (including the requirement that the Holder provide the Corporation or the Corporation’s Transfer Agent the Preferred Stock Certificates relating to such Redemption), result in the cancellation, termination and invalidation of any outstanding Series E Preferred Stock and related Preferred Stock Certificates held by a Holder which are subject to a Redemption.

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8.3           Further Actions Following Redemption. Without limiting the obligation of each Holder set forth herein (including in the subsequent Section 8.4), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the payment of the Redemption Shares, to reflect the cancellation of the Series E Preferred Stock subject to the applicable Redemption, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Designation and the acceptance of the Series E Preferred Stock, each Holder hereby agrees to release the Corporation and the Corporation’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Series E Preferred Stock subject to and following a Redemption, regardless of the return to the Corporation or the Transfer Agent of any Preferred Stock Certificates evidencing such Series E Preferred Stock subject to the Redemption, which as stated above, shall be automatically cancelled upon the payment of the Redemption Shares to the Holder, or if the provisions of Section 8.5 apply and the Holder fails to deliver the Preferred Stock Certificates and/or Lost Certificate Materials, upon the Corporation setting aside such Redemption Shares in trust for the benefit of the Holder (a “Redemption Cancellation”).

8.4           Further Redemption Assurances. Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will (a) deliver to the Corporation or the Corporation’s Transfer Agent, promptly upon the receipt of any Redemption Notice, but in any case prior to the applicable Redemption Time, the applicable Preferred Stock Certificates relating to the Redemption (or Lost Certificate Materials associated therewith); and (b) whenever and as reasonably requested by the Corporation and the Corporation’s Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect a Redemption Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

8.5           Additional Redemption Procedures. In the event that (a) Redemption Delivery is unsuccessful notwithstanding the fact that the Corporation has mailed such applicable Redemption Shares to the correct address of the Holder as set forth in the records of the Corporation; or (b) any Holder fails to timely deliver to the Corporation for cancellation the Preferred Stock Certificates evidencing the Series E Preferred Stock subject to such Redemption, or Lost Certificate Materials associated therewith, and the Corporation therefore refrains from completing a Redemption Delivery, such Redemption Shares shall be held by the Corporation in trust and such Redemption Shares shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is (y) the legal owner of such Redemption Shares and/or (z) the delivery to the Corporation or its Transfer Agent of the applicable Preferred Stock Certificates, as applicable, or Lost Certificate Materials, provided that the Holder’s failure to accept such Redemption Shares, the Corporation’s inability to pay any Holder its applicable Redemption Shares, and/or the Holder’s failure to deliver the Preferred Stock Certificates or Lost Certificate Materials, under either of such circumstances shall in no event effect the validity of the Redemption Cancellation or the consequences of a Redemption Delivery as described in Section 8.2 hereof. Furthermore, the Holder shall be due no interest on the Redemption Shares while being held by the Corporation in trust and any and all interest, if any, which shall accrue on such amount shall be the sole property of the Corporation.

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8.6           Further Holder Redemption Assurances. Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates will whenever and as reasonably requested by the Corporation and the Corporation’s Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the cancellation of such Holder’s shares in the event of a Redemption, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

8.7           Effect of Redemptions. The Series E Preferred Stock subject to a Redemption shall have all Dividend Rights immediately terminate effective as of the Redemption Date (provided that such Redemption Shares are paid by the Corporation on such Redemption Date), unless otherwise agreed in the sole discretion of the Corporation.

9.             Notices.

9.1           In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission or email, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Louis Schott, Chief Executive Officer, 1415 Louisiana, Suite 3500 Houston, Texas 77002, Email: louisgschott@gmail.com, or such other address as the Corporation shall notify the Holders of at least ten (10) Business Days prior to the effective date of such change in record address, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

9.2           Notices of Record Date. In the event that the Corporation shall propose at any time:

(a)            to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)            to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c)            to voluntarily liquidate or dissolve or undertake a Liquidation Event;

then, in connection with each such event, the Corporation shall send to the Holders of the Series E Preferred Stock at least ten (10) Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

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Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series E Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed, or sent via facsimile or email, if the Holder has consents to receiving notice pursuant to such form of communication.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Majority In Interest, voting together as a single class.

10.           No Preemptive Rights. No Holder shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

11.           Reports. The Corporation shall mail to all holders of Series E Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock which materials may, at the option of the Corporation, be provided to such Holders via email, which email will be deemed sufficient notice if it provides a link to the applicable Corporation filing on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR).

12.           Replacement Preferred Stock Certificates. In the event that any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series E Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series E Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series E Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series E Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

13.           No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series E Preferred Stock shall have no other rights, privileges or preferences with respect to the Series E Preferred Stock.

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14.           Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation shall mean United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” shall mean calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

15.           Miscellaneous.

15.1         Cancellation of Series E Preferred Stock. If any shares of Series E Preferred Stock are redeemed pursuant to the terms of this Designation, the shares so redeemed shall be canceled and shall return to the status of designated, but unissued Series E Preferred Stock, subject to the terms of this Designation.

15.2         Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series E Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.

15.3         Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series E Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series E Preferred Stock.

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15.4         Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series E Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series E Preferred Stock (and the Holders thereof) upon the written consent of a Majority In Interest, unless a higher percentage is required by Applicable Law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series E Preferred Stock shall be required.

15.5         Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under Applicable Law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under Applicable Law.

NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Corporation has unanimously approved and caused this “Certificate of Designation of Camber Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series E Redeemable Convertible Preferred Stock” to be duly executed and approved this 2nd day of July 2019.

CAMBER ENERGY, INC.

By:	/s/ Louis G. Schott

Name:	Louis G. Schott

Its:	Interim CEO

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Exhibit A

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series E Redeemable Convertible Preferred Stock (the “Series E Preferred Stock”) of Camber Energy, Inc., a Nevada corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designations of Camber Energy, Inc., Establishing the Designations, Preferences, Limitations and Relative Rights of its Series E Redeemable Convertible Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on July 2, 2019. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series E Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion:________________

Number of Preferred Shares Held by Holder:________________

Amount Being Converted Hereby:__________

Common Stock Shares Due:________________

Preferred Shares Held After Conversion:_________

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation as set forth above. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

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If stock certificates are to be issued, in the following name and to the following address:	If DWAC is permissible, to the following brokerage account:

Broker:

DTC No.:

Acct. Name:

For Further Credit (if applicable):

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

(Print Name of Holder)

By/Sign:

Print Name:

Print Title:

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